Exhibit 99.1

              ZOLL Medical Corporation Announces Annual
           Results; Fourth Quarter Results Show Improvement

    CHELMSFORD, Mass.--(BUSINESS WIRE)--Nov. 17, 2005--ZOLL Medical Corporation (NASDAQ: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced revenues of $211,340,000 for fiscal 2005, as compared to revenues of $211,785,000 for fiscal 2004. Net income for the year decreased 78% to $1,963,000, as compared to $8,956,000 in the prior year. Diluted earnings per share were $0.20 versus $0.96 in the prior year. Ending backlog increased to approximately $16 million from approximately $4 million at the end of the previous year, and from approximately $7 million at the end of the third quarter.
    Annual sales to the North American market decreased by 5% to $162.7 million as compared to $170.5 million for the prior year. Excluding U.S. military defibrillator sales of $10.1 million in 2005 and $27.0 million in 2004, sales to the North American market increased 6% to $152.6 million as compared to $143.5 million last year. Excluding these military sales, sales to the North American hospital market decreased 1%. Sales to the North American pre-hospital market increased 16% to $72.8 million, as compared to $62.7 million in the prior year. International revenues increased by 18% to $48.6 million, as compared to $41.3 million last year. AED sales to all markets increased 20% to $36.4 million for the year, as compared to $30.4 million in the prior year. AutoPulse(R) sales for the year were $7.5 million.
    Fiscal year 2005 fourth quarter revenues increased by 3% to $57.1 million as compared to $55.7 million in the fourth quarter of last year. Net income increased 4% to $2.2 million, and earnings per share remained flat at $0.23 per share compared to the prior year fourth quarter.
    Fourth quarter sales to the North American market remained flat at $46.8 million as compared to the fourth quarter of 2004. Sales to the North American hospital market decreased 14% to $22.1 million as compared to $25.8 million in the fourth quarter of last year. Sales to the North American pre-hospital market increased 23% to $19.9 million as compared to the same period last year. International sales increased by 15% to $10.3 million as compared to $9.0 million in the fourth quarter last year. AED shipments to all markets increased by 46% to $12.8 million as compared to $8.8 million in the fourth quarter of the prior year. Fourth quarter results were benefited by the shipment of approximately $2 million of product from the third quarter backlog. Total AutoPulse shipments were $2.5 million in the fourth quarter, compared to $1.7 million in the third quarter.
    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "During the fourth quarter, our overall order flow showed solid improvement. Coupled with recent efforts to rationalize our selling and marketing costs, this represented a giant step forward in driving profitability. While the North American hospital business was down in the fourth quarter compared to last year's very strong results, we feel that our momentum has been restored in this market. Encouragingly, all other parts of the business were up strongly. In particular, our North America pre-hospital business improved significantly this quarter. Initial orders for our new EMS product, the E Series(TM), were strong. This exciting new product began shipping at the end of the fourth quarter. Its suitcase-style design, overall ruggedness and durability, and EasyRead Tri-Mode Display(TM) make this a compelling new offering in the EMS environment."
    Mr. Packer further noted, "Another bright spot was our AED business. This is an area where we have taken steps to improve the efficiency of our selling and marketing efforts and, during the fourth quarter, generated order growth of 34%, which we believe is significantly greater than the overall rate of market growth. The introduction of our new AED Pro(R) product line earlier this year has given us new opportunities in this market. Additionally, efforts to improve our International performance continued to show progress. With recent changes in management, we are continuing to look for opportunities to improve the efficiency of our international operations."
    With respect to the AutoPulse, Mr. Packer observed, "Orders in the fourth quarter showed significant improvement, increasing sequentially from 108 units in Q3 to 170 units in Q4. On the clinical research front, at the recent AHA meeting in Dallas, data from three studies were presented. While we are obviously disappointed with the problems of the ASPIRE trial and its results, we were encouraged by the strongly positive results from both the Richmond and EVAC trials. Results from these latter two trials were more consistent with the results of previous AutoPulse trials, which have reported statistically significant clinical advantages in using the product. We plan to do more clinical research on this product. Although we do not know how the ASPIRE trial results will affect short-term sales of the AutoPulse, we remain confident that automated chest compressions in general, and the AutoPulse in particular, will be a high growth area in resuscitation."
    Mr. Packer concluded, "Although 2005 was a challenging year, we did accomplish many important objectives. We introduced two new defibrillator lines, invested in the ramp- up of our exciting new AutoPulse line, and made changes to our selling activities. We are confident that these changes put us on course to drive balanced, long-term growth and profitability for ZOLL. We believe our Q4 performance represents a significant step in the right direction. We continue to see opportunity for significant improvement in 2006."

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.
    ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, expectations concerning future product revenues and financial results, expectations that automated chest compressions will be a high growth area in resuscitation and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 12, 2005, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the AED Pro, the E Series, the Power Infuser and the AutoPulse, the potential reductions in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of the acquisition of Revivant, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company's supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company's products.

    Copyright (C) 2005 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AED Plus, E Series and EasyRead Tri-Mode Display are trademarks of ZOLL Medical Corporation. AED Pro, AutoPulse and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

    (Financial Results to Follow)


                       ZOLL MEDICAL CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                October 2,  October 3,
                                                      2005        2004
                                               -----------------------
ASSETS
Current assets:
     Cash and cash equivalents                    $36,270     $40,685
     Short-term investments                        14,553      18,325
     Accounts receivable, net                      47,733      51,038
     Inventory                                     38,637      31,702
     Prepaid expenses and other current assets      8,055       7,273
                                               -----------  ----------
Total current assets                              145,248     149,023
Property and equipment, net                        23,492      24,221
Other assets, net                                  50,796      33,948
                                               -----------  ----------
                                                 $219,536    $207,192
                                               ===========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                              $9,020     $12,321
     Accrued expenses and other liabilities        29,088      21,917
                                               -----------  ----------
Total current liabilities                          38,108      34,238
Deferred income taxes                                   -       2,008
Total stockholders' equity                        181,428     170,946
                                               -----------  ----------
                                                 $219,536    $207,192
                                               ===========  ==========



                       ZOLL MEDICAL CORPORATION
               CONDENSED CONSOLIDATED INCOME STATEMENTS
                   (In thousands, except per share)

                           Three Months Ended    Twelve  Months Ended

                          October 2, October 3,  October 2, October 3,
                             2005       2004        2005       2004
                          --------------------------------------------
Net sales                   $57,127    $55,728    $211,340   $211,785
Cost of goods sold           25,645     24,792      92,325     92,545
                          ---------- ----------  ---------- ----------
Gross profit                 31,482     30,936     119,015    119,240
Expenses:
     Selling and marketing   18,365     19,603      75,838     74,946
     General and
      administrative          5,158      4,064      18,667     14,504
     Research and
      development             5,424      4,650      22,896     18,376
                          ---------- ----------  ---------- ----------
     Total expenses          28,947     28,317     117,401    107,826
Income from operations        2,535      2,619       1,614     11,414
Other income (expense)          161        (47)        572      1,323
                          ---------- ----------  ---------- ----------
Income before taxes           2,696      2,572       2,186     12,737
Taxes                           458        427         223      3,781
                          ---------- ----------  ---------- ----------
Net income                   $2,238     $2,145      $1,963     $8,956
                          ========== ==========  ========== ==========
Earnings per share:
Basic                         $0.23      $0.23       $0.21      $0.97
                          ========== ==========  ========== ==========
Diluted                       $0.23      $0.23       $0.20      $0.96
                          ========== ==========  ========== ==========
Weighted average common
 shares:
Basic                         9,590      9,290       9,565      9,191
Diluted                       9,648      9,390       9,630      9,304


    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655